                                                                     Exhibit 2.2

                        CERTIFICATE OF MERGER

                              MERGING

                       IC MERGER CORPORATION,
                       A DELAWARE CORPORATION,

                            WITH AND INTO

                      RED BRICK SYSTEMS, INC.,
                       A DELAWARE CORPORATION

               ------------------------------------

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

               ------------------------------------

     Red Brick Systems, Inc., a Delaware corporation ("RED BRICK"), does hereby certify as follows:

     FIRST:    Each of the constituent corporations, Red Brick and IC Merger
Corporation ("SUB"), is a corporation duly organized and existing under the laws of the State of Delaware.

     SECOND:   An Agreement and Plan of Reorganization (the "REORGANIZATION
AGREEMENT"), dated October 7, 1998, among Informix Corporation, a corporation organized under the laws of the State of Delaware, Sub and Red Brick, setting forth the terms and conditions of the merger of Sub with and into Red Brick (the "MERGER"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

     THIRD:    Red Brick shall be the surviving corporation in the Merger (the
"SURVIVING CORPORATION"). The name of the Surviving Corporation shall be Red Brick Systems, Inc.

     FOURTH:   The Certificate of Incorporation of the Surviving Corporation is
amended to read in its entirety as set forth in EXHIBIT A hereto.

     FIFTH:    An executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

               Red Brick Systems, Inc.
               c/o Informix Corporation, Attn: Gary Lloyd
               4100 Bohannon Drive
               Menlo Park, CA 94025

     SIXTH:    A copy of the Reorganization Agreement will be furnished by the
Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.

     SEVENTH: The Merger shall become effective following the filing of this Certificate of Merger with the Secretary of State of Delaware at 4:00 p.m., Eastern Standard Time, in Delaware on the 31st day of December, 1998.

     IN WITNESS WHEREOF, Red Brick has caused this Certificate of Merger to be executed in its corporate name as of the 31st day of December, 1998.


                                   RED BRICK SYSTEMS, INC.


                                   By:   /s/ Christopher G. Erickson
                                        -------------------------------------
                                        Christopher G. Erickson,
                                        President and Chief Executive Officer

                              EXHIBIT A

          AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                 OF
                       RED BRICK SYSTEMS, INC.
                       A DELAWARE CORPORATION


                              ARTICLE I

     The name of this corporation is Red Brick Systems, Inc. (the
"Corporation").

                             ARTICLE II

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                             ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                             ARTICLE IV

     This Corporation is authorized to issue one class of stock which is designated Common Stock. The total number of shares of Common Stock authorized to be issued is one thousand (1000) shares with a par value of $.001 per share.

                              ARTICLE V

     The Corporation is to have perpetual existence.

                             ARTICLE VI

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                             ARTICLE VII

     The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

                            ARTICLE VIII

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                             ARTICLE IX

          To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exception from liability or limitation thereof is not permitted under the Delaware Corporation Law as the same exists or may hereafter be amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                              ARTICLE X

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

                             ARTICLE XI

     Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                             ARTICLE XII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                 -2-